Exhibit 99.1

For Immediate Release	Contact: Dennis J. Simonis
President & CEO
March 16, 2005	Telephone: (808) 969-8052

ML MACADAMIA ORCHARDS, L.P.

REPORTS 2004 OPERATING RESULTS

Hilo, Hawaii — ML Macadamia Orchards, L.P. (NYSE: NUT) announced today that for the full year 2004 it recorded a net loss of $1.6 million or $0.22 per Class A unit on revenues of $13.7 million. The loss was attributed to a late harvest, continued low nut contract prices and higher legal fees incurred to prevent the attempted merger between Mauna Loa and Mac Farms of Hawaii. In 2003, the Partnership recorded a net income of $69,000, or $0.01 per Class A Unit, on revenues of $15.4 million. Net cash flow was $466,000, or $0.06 per Class A Unit, in 2004 compared to net cash flow of $2.2 million, or $0.28 per Class A Unit, in 2003. Cash distributions of  $0.20 per unit were paid to shareholders in 2004.

The company declared a quarterly cash dividend of five cents ($0.05) per Class A Unit at the March 2005 meeting of the Board of Directors of its general partner, ML Resources, Inc. (MLR). The distribution is equal to the previous rate of five cents ($0.05), which was paid in the previous four quarters and will be paid on May 12, 2005, to the unit holders of record as of Thursday, March 31, 2005. This distribution marks the 76th consecutive quarterly dividend, dating back to the inception of the Partnership in 1986.

The Partnership was paid at an average price of $0.497 per pound (WIS at 25% moisture) for macadamia nut production in 2004, compared to an average price of $0.486 received in 2003.  The price that the Partnership receives for its nuts is based 50% on the current year processing and marketing results of Mauna Loa and 50% on USDA-reported macadamia nut prices for the two preceding years. Mauna Loa has advised the Partnership that the price paid is “preliminary”, as it has not been subject to review and final audit. It is not known when the final 2004 nut price will be available.

In general, macadamia nut prices are rising as demand continues to grow. Independent

Hawaii growers are receiving between 95 and 98 cents per pound and kernel prices are generally in excess of $6.00/pound. A weaker dollar has also reduced Australian exports to the United States.

Macadamia nut production for 2004 was 18.9 million pounds (wet-in-shell at a 25% moisture), or 2.3 million pounds below 2003. The decline results from a smaller crop in the Keaau region due to excessive rainfall in developmental stages and a late nut drop and harvest in the Ka’u region.

For the fourth quarter 2004 the Partnership recorded a net loss of $576,000 on revenues of $7.6 million compared to a net profit of $406,000 on revenues of $6.8 million for the fourth quarter of 2003.  Revenue and net earnings decreased for the fourth quarter 2004 compared to the same period in 2003, mainly due to a favorable nut price adjustment, which was reflected in the fourth quarter of the prior year.

This press release contains forward-looking statements regarding future events and future performance of the Partnership that involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements.  These include statements, among others, regarding the Partnership’s future nut price, which are based on certain assumptions and forecasts.  The Partnership files documents with the Securities and Exchange Commission, such as Form 10-K, Form 10-Q and Form 8-K reports, which contain a description of these and other risks and uncertainties that could cause actual results to differ from current expectations and the forward-looking statements contained in this press release.

ML Macadamia Orchards, L.P. is the world’s largest grower of macadamia nuts, owning or leasing 4,169 acres of orchards on the island of Hawaii.

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ML MACADAMIA ORCHARDS, L.P.

Income Statements

Unaudited

(in thousands, except per unit data)

	Three months ended December 31,		Full year ended December 31,
	2004	2003	2004	2003
Macadamia nut sales	$5,584	$5,272	$9,414	$10,459
Contract farming revenue	1,967	1,565	4,251	4,967
Total revenues	7,551	6,837	13,665	15,426
Cost of goods and services sold	7,694	6,017	13,527	14,223
Gross income (loss)	(143)	820	138	1,203
General and administrative expenses	413	390	1,643	1,161
Operating income (loss)	(556)	430	(1,505)	42
Interest expense	(60)	(53)	(182)	(203)
Interest income	4	4	11	12
Other income	31	54	32	260
Income (loss) before tax	(581)	435	(1,644)	111
Income tax expense	5	(29)	(5)	(42)
Net income (loss)	$(576)	$406	$(1,649)	$69

Net cash flow (as defined in the Partnership Agreement)	$1,297	$1,566	$466	$2,157

Net income (loss) per Class A Unit	$(0.01)	$0.05	$(0.22)	$0.01

Net cash flow per Class A Unit	$0.17	$0.20	$0.06	$0.28

Cash distributions per Class A Unit	$0.05	$0.03	$0.20	$0.16

Class A Units outstanding	7,500	7,500	7,500	7,500